Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is entered into this 5th day of May, 2017, between Thomas J. Pennison, Jr. ("Executive") and Center Cut Hospitality, Inc. a Delaware Corporation ("Employer"). Executive and Employer are sometimes collectively referred to herein as the “Parties,” and individually, a “Party.” The “Effective Date” of this Release Agreement shall be the eighth (8th) day after this Agreement has been signed by Executive and the revocation period described in Section 16 of this Separation Agreement and General Release (the “Agreement”) has expired and Executive has not exercised his right of revocation.
WITNESSETH:

WHEREAS, Executive was employed by Employer as Chief Financial Officer pursuant to that certain Employment Agreement executed between the Employer and Executive on or about October 17, 2011 (“Employment Agreement”);

WHEREAS, the Employment Agreement referenced Del Frisco’s Restaurant Group 2012 Long-Term Incentive Plan (“LTI”), and Del Frisco’s Restaurant Group NQ Deferred Compensation Plan (“Deferred Comp.”) applicable to Executive, and the Parties agree that the rights, liabilities and obligations of the Parties with respect to such plans, grants, or awards executed by Executive and Employer during his employment with Employer shall be governed by the terms of such executed plans, grants, or awards, and shall be unaffected hereby, except to the extent that Executive’s employment with the Employer ended the 31st day of May, 2017 (Termination Date) and that Employer shall have no further obligation to Executive with respect to such plans after the Termination Date, except as such plans may specify in writing;

WHEREAS, the Parties confirm that there are no other agreements (verbal or written) between them other than the aforementioned Employment Agreement, Deferred Comp. and LTI, and this Agreement; and

WHEREAS, the Parties desire to completely resolve all matters and disputes that may now exist or may hereafter arise relating to the hiring, employment, compensation, benefits, and termination of the employment relationship between Executive and the Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Recitals Incorporated. The above-referenced recital Sections are incorporated into this Release Agreement as if they were set forth in full herein.
2.Resignation from Employment. As consideration for Executive’s execution of this Agreement, Employer will consider Executive to have voluntarily resigned his employment effective May 31, 2017. As further consideration, Employer will not dispute any claim for unemployment compensation benefits made by Executive. Except as otherwise expressly provided in this Agreement, all benefits and compensation, perquisites, deferred compensation and matching contributions, contributions or participation in LTI or Deferred Comp., equity, units, stock, options, and any other rights of Executive with the Employer or its holder, parent or subsidiary entities, or any Affiliate (as defined below), including claims or rights to any form of incentive or bonus pay, shall cease as of the Termination Date, and no further salary, bonus, stock, equity, options, incentives, benefits or payments shall be due from, owed, or paid by the Employer to Executive. As of the Termination Date, Executive shall no longer be eligible to make contributions in the Deferred Compensation Plan, and Employer shall no longer make any match funding on Executive’s behalf to the Deferred Compensation Plan, nor shall Executive be eligible to participate in the LTI. As Executive was not a participant in the 401(k) Plan made available to Executives of the Employer, he is not entitled to any benefits therein.

Executive’s rights with respect to monies, equity, or options in the Deferred Compensation Plan and/or LTI shall be determined in accordance with the terms of such Plan(s) based on his Termination Date. This Agreement shall not be deemed an amendment to any benefit plan, and the Employer reserves the right to establish, amend or terminate any such benefit plan. “Affiliate” as used in this Agreement means a party, person, or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract, or similar arrangement.
3.Non-Disparagement.     Subject to the provisions of this Agreement, Executive will not disparage Employer, its holding, parent or subsidiary entities, or any Affiliate or officer, director, investor, executive, products, practices, services, operations, ethics, management, policies, standards, or methods in any way, at any time. In response to any inquiries from prospective employers regarding Executive’s employment with Employer, Employer will provide a neutral letter of reference (dates of employment, position(s) held and salary at the time of separation from employment) and will indicate that Executive resigned his employment. Nothing in this paragraph shall preclude Executive from testifying honestly if required by law in a proceeding or from participating fully in a governmental investigation.
4.Payment in Exchange for Covenants. Executive shall be paid all earned salary through the Termination Date, including 60 hours unused vacation, which amount equals $9,807.70, less required withholdings, within fourteen (14) days from the Termination Date, or on the next regularly scheduled payroll period immediately following the Termination Date, whichever is sooner. In consideration of the covenants and promises contained in this Agreement, in reliance on Executive’s covenant to comply with his obligations under Sections 3(d) 4, and 6 of the Employment Agreement which extend beyond the Termination Date, and in further consideration for Executive’s execution of this Agreement, and after expiration of the Revocation Period set forth in Section 16 below and conditioned on Executive not revoking this Release Agreement within the period set forth in Section 16 herein, the Employer will commence payments to Executive equal to his then bi-monthly Base Salary, minus required state and federal withholdings, on the next scheduled payroll date of the Employer that follows expiration of the Revocation Period, for a period of twelve (12) months payable thereafter on each successive regularly scheduled payroll date in accordance with the Employer’s established payroll practices (“Severance Pay”). In addition, the Company shall provide Executive COBRA continuation coverage under the Employer’s medical plan for twelve (12) months, in accordance with applicable law at the Employer’s sole expense ("COBRA Continuation Benefits"), provided that the Executive is not, and does not become enrolled in another group health plan, and that such payments do not adversely impact the Employer’s health plans under IRS or DOL regulations (collectively, “Severance Pay” and “COBRA Continuation Benefits” shall be referred to as “Severance Benefits”). Notwithstanding the foregoing, in the event Executive breaches any of the provisions in Section 4 of the Employment Agreement, in addition to any other remedies, including injunctive relief to which Employer may be entitled, as provided in the Employment Agreement or otherwise, Executive shall be liable for all relief and repayment obligations in accordance with Section 3(d) of the Employment Agreement, and all further Severance Benefits shall cease immediately pursuant to this Agreement and Executive shall forfeit the right to any such further payments, and Employer may enforce its rights for Executive's violation of such provisions in the manner specified in the Employment Agreement and/or as may be available at law or in equity.
5.Survivor Rights. In the event of Executive’s death after execution of this Agreement, this Agreement shall operate in favor of his estate (“Estate”); provided, however, in the event of Executive’s death, the Employer may accelerate all remaining sums owed to Executive pursuant to this Agreement and pay such amount, discounted to present value, in a lump sum to Executive’s Estate.
6.Duty of Cooperation. After the Termination Date and during the Severance Benefit period, Executive agrees to cooperate with the Employer, the Releasees (as defined below) and Affiliates by providing information, advice and assistance as requested by the Employer’s CEO and/or his designee, in connection with any business matters, regulatory or administrative issues, or in the defense or prosecution of any claims, charges, lawsuits, or administrative or regulatory issues now in existence or which may arise in the future pertaining to, or filed against or on behalf of the Employer, the Releasees, or Affiliates, and which relate to activities, events or occurrences that transpired while Executive was employed by the Employer or within Executive’s knowledge. Executive’s assistance pursuant to this Section shall be as an independent consultant and at no time after the Termination Date shall Executive be an Executive of the Employer or entitled to any employment-related benefits. Executive’s assistance to the Employer pursuant to this Section is not exclusive, and he is free to perform services or accept employment with any other entity. Executive understands that in any such matters arising under this Section, or otherwise, including any legal action, investigation, review or testimony, the Employer expects Executive to provide only accurate and truthful information.
7.Release.
(a)In consideration for the promises by Employer herein, and for the above-described payments of Severance Benefits, and except as otherwise provided in this Agreement, Executive does hereby unconditionally and absolutely release and discharge Center Cut Hospitality, Inc., Del Frisco’s Restaurant Group Inc., and all related holding, parent or subsidiary entities, and each of their Affiliates, employees, directors, officers, members, executives, agents, attorneys, stockholders, insurers, investors, successors and/or assigns (collectively referred to as the “Releasees”), from any and all liability, costs, attorney’s fees, claims, demands causes of action, bonus, stock, options, units or equity or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them on or prior to the date Executive executes this Agreement, including, but not limited to, Executive's recruitment, hiring, employment, terms and conditions of such employment, including compensation, bonus, or incentive pay, including under the LTI and Deferred Comp. except as expressly provided herein, the termination of Executive’s employment, and/or claims under the Employment Agreement. This release includes, without limitation, a release of all claims arising under any local, state or federal statute, ordinance, regulation or common law regulating or affecting employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 or 1983, The Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 and Older Worker's Benefit Protection Act of 1990 [except for Executive’s right to contest the validity of this Agreement under such law], the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Federal Credit Reporting Act, the False Claims Act, the Sarbanes Oxley Act, claims involving marital status, religion, veteran status, sexual orientation, medical condition or any other anti-discrimination, anti-retaliation, or whistle-blower laws, claims for violation of public policy, wrongful discharge, breach of express or implied contract, or implied covenant of good faith and fair dealing, or any other applicable federal, state, or local statute relating to payment of wages; claims concerning recruitment, salary rate, severance pay (including without limitation enhanced, additional, or greater severance pay), wages, bonuses, incentive pay, stock, options, or any other form of equity or its value, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, fraud, negligence or gross negligence claims, contracts, or other claims which might have been asserted by Executive or on Executive's behalf in any suit, charge, demand, cause of action, or claim against Employer or the Releasees, including any federal, state or local statutory provision or ordinance that any current or former executive may assert against an employer. Executive hereby relinquishes rights to future employment with the Employer or Releasees, and this Agreement shall be a bar to any claims connected with enforcement of this provision.
(b)This release shall not (i) include any rights or claims that may arise after the date Executive executes this Agreement or that cannot lawfully be waived or (ii) bar Executive from seeking to enforce, or contest the validity of, this Agreement or to pursue any rights Executive may have under any disability policy Executive acquired while employed with Employer.
(c)Executive confirms that he has not informed the Employer or Releasees of, and is not aware of, any facts which show or lead him to believe that there has been a violation of any law, regulation or contract by the Employer or Releasees, or conduct by the Employer or any related holding, parent or subsidiary entities, or any of their Affiliates, employees, directors, officers, executives, agents, attorneys, stockholders, insurers, or investors that, to Executive’s knowledge, violates any government regulation, contract or ethics requirements. This Agreement does not prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, wrongdoing, safety or abuse to a designated investigative or law enforcement representative of any state or federal department or agency authorized to receive such information by contract, regulation, or law, including the Securities and Exchange Commission (“SEC”). Subject to the above exceptions, this is intended and agreed to be a broad, full, and final release of all of Executive’s claims, if any, against the Releasees that may lawfully be released by private agreement.
(d)Executive also acknowledges previous receipt of all wages concededly due. By signing this Agreement, Executive hereby represents and agrees that he has received all salary, wages, accrued paid time off or vacation (if applicable), bonuses, expense reimbursements, or other such sums due (other than amounts to be paid pursuant to this Agreement).
8.No Interference with Rights. The Employer and Executive (collectively the “Parties”) agree that nothing in this Agreement shall be construed to prohibit Executive from challenging illegal conduct, including without limitation filing a charge or complaint with the Equal Employment Opportunity Commission, the SEC, and/or any other federal, state or local government agency. Further, the Parties agree that nothing in this Agreement shall be construed to interfere with the ability of any federal, state or local government agency to investigate any such charge or complaint, or Executive’s ability to communicate voluntarily with any such agency. However, by signing this Agreement, Executive understands that he is waiving his right to receive individual relief based on claims asserted in any such charge or complaint, except where such a waiver is prohibited, such as an Executive's right to receive an award for any information provided to the SEC. Executive understands that this release of claims as contained in this Agreement does not extend to release any rights Executive may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance and/or workers’ compensation benefits. Executive further understands that nothing in this Agreement shall be construed to prohibit him from: (a) challenging the Employer’s failure to comply with its promises to make payment and provide other consideration under this Agreement; (b) asserting Executive’s right to any vested benefits to which he may be entitled pursuant to the terms of the applicable plans and/or applicable law; and/or (d) asserting any claim that cannot lawfully be waived by private agreement.
9.Binding Effect. Executive further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof, except for the provisions of the Employment Agreement which by their terms extend beyond Executive’s Termination Date, including Sections 3(d), 4, and 6 thereof.
10.Successors. Employer and Executive understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, executives, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Employer and Executive.
11.Publicity. The Parties agree not to divulge or publicize the existence of this Agreement or the terms hereof except as may be necessary to enforce this Agreement or as may be required by law.
12.Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of Texas. This Agreement shall not be interpreted for or against either party on the grounds that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part, except if the provisions of Section 4 of the Employment Agreement are determined by a court as requiring a revised or more limited scope of prohibited activities or geographical limitations to make them enforceable the court shall have such reformation authority as set forth in Section 4(b) of the Employment Agreement but in such event the Employer shall have the right to deem this Agreement voidable for lack of consideration, and in such case: (i) Executive’s right to Severance Pay benefits pursuant to this Agreement shall automatically lapse and be forfeited; (ii) the Employer shall have no obligation to make any further Severance Pay benefits to, or on behalf of Executive; and (iii) the Employer shall be entitled to discontinue future Severance Pay benefits and receive the full value of any such Severance Pay benefits which were made to, or on behalf of Executive from the date of Executive’s termination, for any reason, through the date on which a court held or found any portion of Section 4(b) or (c) of this Agreement to be invalid or unenforceable unless so modified. If the Agreement is not canceled by the Employer pursuant to this Section, then the reformed restrictions shall be applicable and such different or revised limitations enforced as determined by the court.
13.No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either the Employer or the Releasees and/or Executive.
14.Consideration Period. Executive acknowledges and agrees that he has been given twenty-one (21) days within which to consider this Agreement and that the Employer hereby advises Executive to consult an attorney prior to executing it. Executive further acknowledges that any changes made to this Agreement, whether or not material, do not restart the running of the twenty-one (21) day period. Executive may return the executed Agreement to the Employer prior to expiration of the 21-day period but Executive acknowledges that he has not received any encouragement or pressure from the Employer to do so.
15.Representations. Executive agrees and represents that:
(a)Executive has read carefully the terms of this Agreement;
(b)Executive has had an opportunity to and is encouraged to review this Agreement with an attorney or advisor of Executive’s choosing;
(c)Executive understands the meaning and effect of the terms of this Agreement;
(d)Executive was given up to twenty-one (21) days to determine whether he wished to sign this Agreement;
(e)Executive’s decision to sign this Agreement is of his own free and voluntary act without compulsion of any kind;
(f)No promise or inducement not expressed in this Agreement has been made to Executive; and
(g)Executive has adequate information to make a knowing and voluntary waiver.
16.Revocation Rights. Following his execution of this Agreement, Executive may revoke his acceptance of the terms of this Agreement, provided such revocation is presented in writing no later than 7 days following Executive’s execution of the Agreement to April Scopa, Chief People Officer via facsimile to 888-223-6372 or via email to ascopa@dfrg.com. If the notice of revocation is not received (as described herein), this Agreement shall become effective and enforceable as to all Parties on the eighth day following the date the Executive signed it (the "Effective Date"). If Executive revokes or elects not to sign this Agreement within the time period permitted herein, such revocation or election shall in no way alter or affect Executive's last day of employment with the Employer (and/or any other Employer Party), which shall be May, 31st, 2017.
17.Breach of Release. If either Party brings suit or files a claim against the other Party, the Releasees, or Affiliates for any matter released by such Party under this Release Agreement, the prevailing Party shall be entitled to enforce the terms of this Release Agreement, and recover any damages, costs, expenses and attorney’s fees incurred in connection with the enforcement of its rights herein.

18.Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
If to Executive:

Thomas J. Pennison, Jr.
513 Villa Crossing
Southlake, TX 76092

If to Employer:
Center Cut Hospitality, Inc.
c/o DFRG Management, LLC
920 S. Kimball Ave., Suite 100
Southlake, TX 76092
Attn: Chief People Officer

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.
19.Joint Preparation. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice and input of each Party, and to the extent that any ambiguity should appear, now, or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.
20.Entire Agreement. Executive's obligations set forth in Sections 3(d), 4, and 6 of the Employment Agreement survive Executive’s separation from the Employer and continue in effect according to the terms stated therein. Subject to the foregoing, this Agreement constitutes the entire agreement between the Parties concerning the compensation, employment, termination and Severance Benefits to Executive, and supersedes all prior agreements, commitments, representations, writings and discussions between the Parties (whether written or oral) regarding the subject matters herein. This Agreement may only be amended or modified by a writing signed by the both Parties.
21. 409A Compliance. The provisions of this Section 21, to the extent necessary, supersede any contrary provision of this Agreement. All payments hereunder shall be made on the date(s) provided herein and no request to accelerate or defer any payment under this Release Agreement shall be considered or approved for any reason, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and applicable guidance issued thereunder (“Section 409A”). All payments to be made upon a termination of employment may be made only upon a “separation from service” as defined under Section 409A (herein, a “separation from service”). Each payment hereunder is a separate “payment” within the meaning of Treasury Regulation §1.409A-2(b)(2)(iii). Subject to Section 409A, if any payment to Executive hereunder is determined in good faith by the Employer to constitute “deferred compensation” to a “specified Executive,” as defined in Section 409A, and such payments would otherwise be paid to the Executive before a date which is at least six (6) months following the date of Executive’s separation from service, said payments shall be accumulated and made without interest on the date which is six (6) months and one day following the date of Executive’s separation from service (or, if earlier, the date of death of Executive, in which case payment shall be made to Executive’s Beneficiary as soon as administratively possible, but in no event date later than ninety (90) days following the date on which Executive dies).
22.Execution In Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Texas, and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.
IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE:

/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.

EMPLOYER:
Center Cut Hospitality, Inc.

/s/ Norman J. Abdallah
Norman J. Abdallah
Chief Executive Officer
(Principal Executive Officer)